Exhibit 99.1

              Gene Logic Agrees to Sell Genomics Assets

      Reinforced Commitment to Drug Repositioning and Development
                               Business

    GAITHERSBURG, Md.--(BUSINESS WIRE)--Oct. 15, 2007--Gene Logic Inc. (NASDAQ: GLGC) announced today that it had signed an agreement to sell its Genomics assets to Ocimum Biosolutions Ltd., a global life sciences R&D enabling company. Under the agreement, Gene Logic will exchange its genomics assets to Ocimum for $10 million cash, of which $7 million is to be paid at closing and $3 million is payable pursuant to a promissory note due 18 months from the date of closing. The purchase price is subject to adjustment based on certain potential revisions to the balance sheet at date of closing. Additionally, Ocimum will assume certain liabilities associated with the Genomics assets and business. Consummation of the sale is subject to certain conditions, including the approval of the Gene Logic shareholders who will be asked to authorize this transaction at a special meeting to be held for that purpose.

    "This is a transforming event of significant strategic proportion," said Charles L. Dimmler, III, President and Chief Executive Officer of Gene Logic. "This agreement stands as another major milestone on the Company's path to build a drug repositioning and development business. This event represents the culmination of a rigorous assessment of the Company's business strategy undertaken last year and that led, as a first step, to the sale of the Company's Preclinical Division. Today's event marks a turning point in the transitional phase of Gene Logic's strategic redesign. It enables the Company now to execute with singular focus: to concentrate its proprietary know-how in this newly emerging segment of drug development, a business the Company believes will produce great value potentially for our shareholders."

    Gene Logic's development work is focused now on its clinical stage small molecule drug candidate, GL1001, to which it holds commercial rights. The Company has repositioned this drug candidate to treat gastrointestinal disease, and it is preparing to manufacture a research grade drug supply and to file an Investigational New Drug
(IND) application so that additional clinical trials might be conducted in the United States. In August, the Company announced positive in vivo model results for GL1001 in inflammatory bowel disease (IBD). The global market opportunity for IBD is estimated to exceed $1 billion per annum. The unmet need in this therapeutic area offers the Company significant opportunity for value creation. Gene Logic is developing GL1001 actively while pursuing potential partnerships with intent to maximize the full commercial potential for this drug candidate in gastrointestinal disorders.

    Over the past three years, Gene Logic has refined its indication-seeking program with positive effect for its own compound, GL1001, in addition to certain compounds provided to the Company by its pharmaceutical company partners. To date, Gene Logic has reported to its partners approximately one new hypothesis for every three compounds introduced for evaluation. These partners include Pfizer, Roche, Abbott, Merck Serono, Organon, Solvay, and H. Lundbeck.

    Under the terms of the Ocimum sale agreement, Gene Logic retains full rights in perpetuity to utilize the existing information data bases of its former Genomics business as key elements in building its emerging drug repositioning and development business. Furthermore, the Company will retain specified assets related to molecular diagnostics and will continue to explore strategic alternatives for these assets.

    Gene Logic's decision to sell its Genomics business resulted from a comprehensive review of alternatives reasonably accessible to the Company with respect to these assets. Assisted by its investment bankers, the Company conducted an intensive campaign over several months time to identify and evaluate a range of alliance or sale alternatives.

    Aquilo Partners acted as financial advisor to Gene Logic in this transaction.

    Gene Logic Overview

    Gene Logic's indication discovery technologies are currently applied at the Company's facilities in Cambridge, MA on behalf of a number of top pharmaceutical companies. These companies have provided compounds which have failed advanced clinical studies for reasons other than safety. Headquartered in Gaithersburg, Maryland, the Company operates a rediscovery and development facility in Cambridge, Massachusetts.

    Safe Harbor Statement

    This press release contains "forward-looking statements," as such term is used in the Securities Exchange Act of 1934, as amended. Such forward-looking statements include the Company's ability to identify strategies for making its businesses successful and the impact of such strategies on our business and financial performance and on shareholder value. Forward-looking statements typically include the words "expect," "anticipate," "believe," "estimate," "intend," "may," "will," and similar expressions as they relate to Gene Logic or its management. Forward-looking statements are based on our current expectations and assumptions, which are subject to risks and uncertainties. They are not guarantees of our future performance or results. Our actual performance and results could differ materially from what we project in forward-looking statements for a variety of reasons and circumstances, including particularly such risks and uncertainties that may affect the Company's operations, financial condition and financial results and that are discussed in detail in the Company's Annual Report on Form 10-K and our other subsequent filings with the Securities and Exchange Commission. They include, but are not limited to: whether we will be able to identify and successfully implement strategies, on favorable terms or at all, for realizing the value of our Genomics business, including through a sale of all or part of the Company's Genomics business, whether repositioned compounds are successfully returned to our customers' pipelines and generate sales, resulting in milestone payments and royalties for the Company or whether we acquire on acceptable terms rights to repositioned compounds that our partners decline to develop and are able to derive revenue from these compounds through licensing or otherwise, whether we can enter into agreements to develop sufficient compounds to fulfill our plans for the Drug Repositioning Division; whether there will be any claims associated with the sale of the Pre-Clinical Division, whether we will be able successfully to manage our existing cash and have access to financing on sufficiently favorable terms to maintain our businesses and effect our strategies, including development of repositioned compounds; whether we will be able to recruit and retain qualified personnel, particularly in light of our restructuring efforts; potential negative effects on our operations and financial results from workforce reductions, other restructuring activities, and the evaluation of strategic options; the potential loss of significant customers; the possibility of further write-down of the value of certain intangible assets of the Company, including goodwill associated with the Genomics Division; and the possibility of delisting from NASDAQ Global Markets, which could have an adverse effect on the value of our stock. Gene Logic undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

    CONTACT: Gene Logic Inc.
             Investors:
             Philip L. Rohrer, Jr., 301-987-1700
             Chief Financial Officer
             prohrer@genelogic.com
             or
             Partnering Opportunities:
             Bethany Mancilla, 301-987-1700
             Vice President, Business Development & Licensing bmancilla@genelogic.com or
             Investors and Media:
             Christopher Culotta, 301-987-1752
             Senior Director, Strategic Communications cculotta@genelogic.com